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                                                                  EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Valence Technology, Inc. (a company in the development stage) (the "Company") on Form S-3 of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated June 8, 1998, on our audits of the consolidated financial statements of the Company as of March 29, 1998 and March 30, 1997, and for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996, which report is included in the Company's annual report on Form 10-K.


                                                  PRICEWATERHOUSECOOPERS LLP


San Jose, California
April 16, 1999